PARTIAL ASSIGNMENT AGREEMENT

This Partial Assignment Agreement is dated effective as of the 14th day of December, 2013 by and between SETTLEMENT MANAGEMENT SERIES 1 LLC (the "Assignee") and SEQUOIA MANAGEMENT INFRASTRUCTURE SERIES 1, LLC (the "Assignor").

WHEREAS the Assignee has received an unencumbered assignment in the amount of $20,000,000 Ten (10) year, 5.5% Medium-Term Notes credit-linked to strips of U.S. Treasury "AAA' rated bonds, (ASSETS) from the aggregate value of $200,000,000 USD from SEQUOIA MANAGEMENT INFRASTRUCTURE SERIES 1, LLC (the "Assignor").

IN WITNESS WHEREOF, we hereby set our hand this 14th day of December, 2013.

SETTLEMENT MANAGEMENT SERIES 1, LLC

Print name: D.A. Pearman

Title: Managing Member

Shirrie A. Jenkins

SEQUOIA MANAGEMENT INFRASTRUCTURE SERIES LLC

Print name: Shirrie A. Jenkins

Title: Managing Member